Exhibit 10.1

TO:    Matt Lang
FROM:    Dave Marek, Chief Executive Officer (CEO)
DATE:    April 15, 2021

SUBJECT:    LETTER OF UNDERSTANDING - EXPATRIATE ASSIGNMENT

This letter (the “Offer Letter”) confirms our mutual understanding of the terms and conditions applicable to your assignment (the “Assignment”) effective June 1, 2021. This letter shall be read in conjunction with your Amended and Restated Employment agreement dated November 17, 2018 (the “Employment Agreement”) between you and Myovant Sciences, Inc. (the “Home Company”). To the extent any term herein conflicts with a term in the Employment Agreement, the Employment Agreement shall govern.

As General Manager for Myovant GmbH (“the Company”) you will report to Dave Marek, Principal Executive Officer of Myovant Sciences Ltd. and will be located in the Company’s headquarters in Basel Switzerland (“Host Country”). The Assignment is for a period of thirty months, but may be shortened or extended upon mutual agreement, and may be terminated at management’s sole discretion.

This Assignment is subject to obtaining any appropriate permits for employment and residence in Host Country, as well as your acceptance of the terms and conditions outlined in this Offer Letter.

The following sets forth the compensation and benefits provisions of your Assignment. Please understand that these terms and conditions will be in effect for the period of this Assignment and will not necessarily apply to future transfers or assignments.

Immigration Approval
This Assignment is made subject to all the necessary permits/visas required for living and working in the Host Country being granted and the Assignment cannot commence before this authority is given. The fees associated with obtaining the necessary permits/visas will be paid for initially by the Home Company.

Pre-Assignment Visit
You may make a 5-day visit to the Host Country to become familiar with the role and location.

Examinations and Vaccinations
Prior to your Assignment you and your Accompanying Family are required to obtain medical certification confirming fitness to travel to reside and work in the Host Country. Your Assignment is conditional upon you obtaining such medical certification. You must also ensure that all the recommended vaccinations have taken place before travelling. The fees for the medical consultations and vaccinations will be paid for initially by the Home Company.

Travel to Host Country
The Host Company will fund air travel for you and your family in accordance with your Home Company travel policy at the start of your Assignment.
Home Country Base and Benefits Base Salary
Your annual base salary will be USD $530,000 and will be used for purposes of determining differentials and bonuses as described in this letter. Differentials will be adjusted to reflect the impact of any salary changes that occur during your international assignment. Future normal merit increases may occur based on the Home Company’s compensation policies in effect at that time and in management’s sole discretion.

Executive Bonus Plan

You are eligible to participate in the executive bonus plan for the Home Company with a target equal to 45% of your annual salary. All rules for eligibility and pay out of bonuses will be in accordance with the terms of the plan in effect at that time.

Benefits

You may participate in benefit programs as applicable to comparable employees in the United States. Benefits determined by base salary will be calculated exclusive of any allowance, differential, bonuses or similar additional payments. Payroll deductions will be applied for hypothetical taxes, applicable US social programs, Company benefit programs, and the like.

Paid time off and holidays will be scheduled based on practices in effect in the Basel Switzerland location.

401(k) Retirement Plan
Your enrollment of your Home Company 401(k) benefit plan will continue with contributions calculated using your Home Base Salary.

Health Insurance
Your membership of your Home Company life/ill health/disability insurance plans will continue with contributions/benefits calculated using your Home Base Salary.

Social Security
Wherever possible you will remain within your Home Country social security system and an application will be made to continue these deductions during the Assignment.

Share/Stock Plans
Your participation in your current Home Company equity plans will continue except where plan rules or the applicable legislation prevents this. The level of your participation will be determined in accordance with Home Company practice.

Over the period of the Assignment, your collective tax and social security liabilities in relation to income arising from these schemes will be no greater than had you remained in your Home Country and these liabilities will arise no earlier than they would have done in your Home Country. All calculations will be provided by KPMG, the Group’s advisors on overseas personal tax matters.
It is your responsibility to notify KPMG at least 5 working days in advance of any potential events relating to these share plans over which you have discretion (e.g. exercise of a share option). This should allow sufficient time for any potential complications to be considered.

Goods and Services Allowance
The Goods and Services Allowance is intended to reimburse you for certain increased living costs (excluding housing and utilities), which may result when living costs in Host Country exceed those in the United States.

The Goods and Services Allowance is determined using your base salary and may be adjusted up or down due to fluctuation in costs in the home and host countries and in the exchange rate. This allowance begins when you move into housing in Host Country and ends upon vacating said housing. The current Goods and Services allowance available to you is USD $97,567.58 net amount per year and will be paid monthly.

Housing and Utilities Differential
The Company will pay your actual monthly housing fee and utilities up to USD $8,800 dollars per month, plus any security deposit, excluding personal telephone expenses. The Company must approve housing and rental terms in advance.

The deduction and payment of housing will begin when you move into the Host Country residence.

You will not be entitled to a cash reimbursement should the actual costs incurred fall below USD
$8,800 dollars per month.

Additionally, should you determine to sell your existing home in the US, the Company will reimburse you for reasonable closing and brokerage costs associated with such sale.

Education Support
Cross Cultural Training
Cross-cultural training will be provided to assist you and your Accompanying Family to settle quickly into the Host Country business and lifestyle.

Schooling

The Company will reimburse you for tuition, registration and other required fees for your two children at an international school of your choice in Host Country.

Partner Assistance

Financial assistance of up to 5% of the annual Home Base Salary will be provided for educational courses/job search subject to advance approval.

Accommodation
Temporary Accommodation on Arrival in Host Country

If leased accommodation is not yet available, you will be provided with up to 4 weeks hotel or serviced apartment accommodation. During this time reasonable out of pocket expenses will be reimbursed against receipts.

Furnishings/Furniture Allowance
Accommodation should normally be fully furnished but where this is not possible furniture may be leased within an agreed budget and will remain the property of the Host Company.

Transportation Allowance
The Company will provide an automobile for business use per existing norms and standards in Basel Switzerland. In addition, the Company will provide you a USD $1,250 per month transportation allowance and if leased transportation is not yet available, you will be provided with up to 4 weeks of a rental car.

Home Leave
You and your family will be entitled to one round trip return to the US per year via business class air travel. If you choose to travel to another country in lieu of a return to the US, the Company will reimburse you for the trip at business rates provided that the cost is lower than a flight to the US. Should the need arise to return to the US for an emergency situation, the Company will reimburse you and your family for round trip coach airfare.

Relocation Allowance
The company will reimburse you for all reasonable and customary expenses associated with your family’s move from the US to Basel Switzerland, business class airfare included. Upon completion of this assignment, and/or provided that you physically remain in the host country for a minimum of one year during the assignment, the same arrangement will be offered to you to repatriate to the US. Repatriation will be to Home Company’s place of business relating to a new assignment within the Company or to any state in the continental US should you terminate employment with Home Company. Further, should you initiate termination of your employment with the Company for other than Good Cause, before the end of this assignment, you will be required to reimburse the Company for all relocation costs outlined in this paragraph.

The Company will also provide you with a Relocation Allowance of USD $101,000 net. This allowance is intended to cover any miscellaneous expenses you might incur in connection with your relocation that are not covered elsewhere in this Offer Letter.

During the Repatriation process back at the conclusion of the assignment, you will be provided with a Relocation Allowance equal to USD $58,000, net of applicable withholdings.

Tax Equalization
Tax equalization is provided to:

•Ensure that no additional tax liability or benefit as a result of having an assignment outside the US is affected.
•Provide assistance to ensure compliance with US expatriate tax laws as well as the tax laws of the host country

The Company, through our tax consultant, will provide tax preparation assistance to ensure compliance with US tax laws as well as the laws of Basel Switzerland.

Interest or penalties imposed by tax authorities as a result of improper reporting or delays in providing necessary documents by you to our tax consultant will be your responsibility.

Termination of Appointment
Your employment with the Home Company continues to be “at-will.” This means that your employment with the Home Company may be terminated by either you or the Home Company at any time and for any reason or for no reason, with or without notice.

If you have any questions regarding the terms of this letter of understanding, overseas conditions of employment, or repatriation, I will be happy to discuss them further.

/s/ David Marek        4/19/2021
Dave Marek     Date
Chief Executive Officer

I have read and accept the conditions of my assignment and repatriation as outlined. I understand that nothing contained herein shall be considered a guarantee of employment for the estimated duration of the assignment.

AGREED TO:

/s/ Matthew Lang        4/19/2021
Matthew Lang    Date
Chief Administrative and Legal Officer, and Corporate Secretary